Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2020 Results

First Quarter Key Metrics From Continuing Operations

•	Total revenue increased 2% to $3.2 billion, including organic revenue growth of 5%

•	Operating margin increased to 32.1%, and operating margin, adjusted for certain items, increased 200 basis points to 35.7%

•	EPS increased to $3.29, and EPS, adjusted for certain items, increased 11% to $3.68

•	For the first three months of 2020, cash flows from operations increased $264 million to $338 million, and free cash flow increased $262 million to $279 million

First Quarter Highlights

•	Entered into a definitive agreement for an all-stock combination with Willis Towers Watson to accelerate innovation on behalf of clients

•	Repurchased 2.2 million Class A Ordinary Shares for approximately $460 million

•
Completed the acquisition of CoverWallet, expanding the Company’s position in the fast-growing commercial insurance market for small and medium-sized businesses, as well as the opportunity to leverage CoverWallet's platform to develop and scale innovative digital client experiences

•	Subsequent to the close of the quarter, the Company completed the move of the jurisdiction of incorporation for the firm’s parent company to Ireland

DUBLIN - May 1, 2020 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2020.

Net income from continuing operations attributable to Aon shareholders was $773 million, or $3.29 per share, compared to $659 million, or $2.70 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 11% to $3.68, including an unfavorable impact of $0.03 per share if the Company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $3.31 in the prior year period. Certain items that impacted first quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“We are fortunate to operate from a position of strength, as demonstrated by the strong results our team delivered in the first quarter, including 5% organic revenue growth and substantial operating margin expansion of 200 basis points. I want to thank our 50,000 colleagues around the world for their remarkable support of each other and our clients as we navigate through this humanitarian and economic crisis,” said Greg Case, Chief Executive Officer. “Our Aon United Strategy and pending combination with Willis Towers Watson are more important than ever as we focus on accelerating innovation to bring the best of our firm to clients during this time of unprecedented volatility.”

FIRST QUARTER 2020 FINANCIAL SUMMARY
The first quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. The first quarter 2020 financial results are not necessarily indicative of results that may be expected for the full year or any future period, particularly in light of the continuing effect of the COVID-19 outbreak.

Total revenue in the first quarter increased 2% to $3.2 billion compared to the prior year period driven by 5% organic revenue growth, partially offset by a 2% unfavorable impact from foreign currency translation and a 1% unfavorable impact from divestitures, net of acquisitions.

Total operating expenses in the first quarter decreased 4% to $2.2 billion compared to the prior year period due primarily to a $91 million decrease in restructuring charges, a $40 million favorable impact from foreign currency translation, and the preemptive reduction and deferral of certain discretionary expenses in an effort to proactively manage liquidity due to uncertainties surrounding COVID-19 and its impact on the Company, partially offset by $18 million of transaction costs related to the pending combination with Willis Towers Watson, an increase in investments supporting growth initiatives and Aon Business Services, and an increase in expense associated with 5% organic revenue growth.

Foreign currency exchange rates in the first quarter had an $8 million, or $0.03 per share, unfavorable impact on both U.S. GAAP net income and adjusted net income if the Company were to translate prior year period results at current quarter foreign exchange rates. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.03 per share in the second quarter of 2020, an unfavorable impact of approximately $0.04 per share in the third quarter of 2020, and an unfavorable impact of approximately $0.06 per share in the fourth quarter of 2020.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the first quarter was 19.3%, compared to 15.7% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the first quarter of 2020 increased to 19.3% compared to 16.9% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The adjusted effective tax rate in the prior year period included a net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 234.5 million in the first quarter compared to 243.7 million in the prior year period. The Company repurchased 2.2 million Class A Ordinary Shares for approximately $460 million in the quarter. As of March 31, 2020, the Company had $1.6 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2020 CASH FLOW SUMMARY
Cash flows provided by operations for the first three months of 2020 increased $264 million to $338 million compared to the prior year period, primarily reflecting strong operational improvement and near-term actions taken to improve working capital in an effort to proactively manage liquidity due to uncertainties surrounding COVID-19 and its impact on the Company. The prior year period included approximately $85 million of net cash payments related to legacy litigation.

Free cash flow, defined as cash flows from operations less capital expenditures, increased $262 million, to $279 million for the first three months of 2020 compared to the prior year period, reflecting an increase in cash flows from operations, partially offset by a $2 million increase in capital expenditures.

FIRST QUARTER 2020 REVENUE REVIEW
The first quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 9 of this press release.

	Three Months Ended March 31,
(millions)	2020	2019	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,146	$1,118	3%	(2)%	—%	1%	4%
Reinsurance Solutions	848	788	8	(1)	—	—	9
Retirement Solutions	397	420	(5)	(1)	—	(4)	—
Health Solutions	502	486	3	(2)	—	—	5
Data & Analytic Services	331	336	(1)	(2)	—	—	1
Elimination	(5)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,219	$3,143	2%	(2)%	—%	(1)%	5%

Total revenue increased $76 million, or 2%, to $3,219 million compared to the prior year period, including organic revenue growth of 5%, primarily driven by strong new business generation in Reinsurance Solutions and strong management of the renewal book globally in Health Solutions and Commercial Risk Solutions.

Commercial Risk Solutions organic revenue growth of 4% was driven by growth across every major geography, highlighted by double-digit growth in Canada and Latin America, primarily driven by strong retention and management of the renewal book portfolio. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact overall.

Reinsurance Solutions organic revenue growth of 9% was driven by strong net new business generation globally in treaty and solid growth in facultative placements, partially offset by a modest decline in capital markets transactions. Results in the quarter include a modest positive impact from the timing of certain revenue, which will be spread evenly for the balance of 2020. In addition, market impact was modestly positive on results in the quarter.

Retirement Solutions organic revenue growth was flat, driven by solid growth in Investments, including double-digit growth in delegated investment management, as well as modest growth in Human Capital, primarily for assessment services. Results in the quarter were offset by a decline in core retirement, reflecting a decrease in billable hours and discretionary project-related work, primarily as a result of COVID-19.

Health Solutions organic revenue growth of 5% was driven by growth across every major geography in health and benefits brokerage, highlighted by particular strength in Latin America, Asia, and the EMEA region. Results in the quarter also include growth in the active exchange business.

Data & Analytic Services organic revenue growth of 1% was driven by growth globally across the affinity business, with particular strength in the U.S. across both business and consumer solutions. Results in the quarter also reflect pressure in certain, more discretionary parts of the business, primarily as a result of COVID-19.

FIRST QUARTER 2020 EXPENSE REVIEW

	Three Months Ended March 31,
(millions)	2020	2019	$ Change	% Change
Expenses
Compensation and benefits	$1,522	$1,584	$(62)	(4)%
Information technology	111	117	(6)	(5)
Premises	73	87	(14)	(16)
Depreciation of fixed assets	41	40	1	3
Amortization of intangible assets	97	97	—	—
Other general expense	342	346	(4)	(1)
Total operating expenses	$2,186	$2,271	$(85)	(4)%

Compensation and benefits expense decreased $62 million, or 4%, compared to the prior year period due primarily to a $26 million favorable impact from foreign currency translation, a $24 million decrease in restructuring charges, and expense discipline, partially offset by an increase in expense associated with 5% organic revenue growth.

Information technology expense decreased $6 million, or 5%, compared to the prior year period due primarily to an $11 million decrease in restructuring charges, partially offset by an increase in investments supporting growth initiatives and Aon Business Services.

Premises expense decreased $14 million, or 16%, compared to the prior year period due primarily to a $9 million decrease in restructuring charges and a reduction of costs as the Company continues to optimize its global real estate footprint.

Depreciation of fixed assets increased $1 million, or 3%, compared to the prior year period.

Amortization and impairment of intangible assets was similar to the prior year period.

Other general expenses decreased $4 million, or 1%, compared to the prior year period due primarily to a $47 million decrease in restructuring charges, a $9 million favorable impact from foreign currency translation, and the preemptive reduction and deferral of certain discretionary expenses, partially offset by $18 million of transaction costs related to the pending combination with Willis Towers Watson, $7 million of costs related to move of the jurisdiction for the firm’s parent company to Ireland, and an increase in expense associated with 5% organic revenue growth.

FIRST QUARTER 2020 INCOME SUMMARY
The first quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the first quarters of 2020 and 2019, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended March 31,
(millions)	2020	2019	% Change
Revenue	$3,219	$3,143	2%
Expenses	2,186	2,271	(4)
Operating income	$1,033	$872	18%
Operating margin	32.1%	27.7%
Operating income - as adjusted	$1,148	$1,060	8%
Operating margin - as adjusted	35.7%	33.7%

Operating income increased to $1,033 million compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $88 million, or 8%, and operating margin increased +200 basis points to 35.7%, each compared to the prior year period. Adjusted operating income and margin primarily reflect strong organic revenue growth of 5%, increased operating leverage across the portfolio, and the preemptive reduction and deferral of certain discretionary expenses, partially offset by an unfavorable impact from foreign currency translation of $10 million.

Interest income was $2 million, similar to the prior year period. Interest expense increased $11 million to $83 million compared to the prior year period reflecting higher outstanding term debt and an increase in commercial paper borrowings. Other pension income was $4 million, similar to the prior year period. Other income of $25 million primarily reflects a gain on sale of a certain business and net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net loss from discontinued operations was $1 million compared to $0 million in the prior year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, May 1, 2020 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement

This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 outbreak, and Aon’s pending combination with Willis Towers Watson (the “Combination”). All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans and references to future successes, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; the possibility that the Combination will not be consummated; failure to obtain necessary shareholder or regulatory approvals or to satisfy any of the other conditions to the Combination; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of the failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies); the failure to effectively integrate the combined companies following the Combination; significant transaction and integration costs or difficulties in connection with the Combination and or unknown or inestimable liabilities; potential litigation associated with the Combination; potential impact of the announcement or consummation of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the combined companies following the consummation of the Combination.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the three months ended March 31, 2020 are not necessarily indicative of results that may be expected for the year ending December 31, 2020 or any future period, particularly in light of the continuing effect of the COVID-19 outbreak. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.
.

Investor Contact:	Media Contact:
Leslie Follmer	Jason Gertzen
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(millions, except per share data)	2020	2019	% Change
Revenue
Total revenue	$3,219	$3,143	2%
Expenses
Compensation and benefits	1,522	1,584	(4)%
Information technology	111	117	(5)%
Premises	73	87	(16)%
Depreciation of fixed assets	41	40	3%
Amortization of intangible assets	97	97	—%
Other general expense	342	346	(1)%
Total operating expenses	2,186	2,271	(4)%
Operating income	1,033	872	18%
Interest income	2	2	—%
Interest expense	(83)	(72)	15%
Other income (expense)	29	—	100%
Income from continuing operations before income taxes	981	802	22%
Income tax expense (1)	189	126	50%
Net income from continuing operations	792	676	17%
Net income (loss) from discontinued operations	(1)	—	(100)%
Net income	791	676	17%
Less: Net income attributable to noncontrolling interests	19	17	12%
Net income attributable to Aon shareholders	$772	$659	17%

Basic net income per share attributable to Aon shareholders
Continuing operations	$3.31	$2.72	22%
Discontinued operations	—	—	—%
Net income	$3.31	$2.72	22%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$3.29	$2.70	22%
Discontinued operations	—	—	—%
Net income	$3.29	$2.70	22%
Weighted average ordinary shares outstanding - basic	233.2	242.2	(4)%
Weighted average ordinary shares outstanding - diluted	234.5	243.7	(4)%

(1)	The effective tax rate was 19.3% and 15.7% for the three months ended March 31, 2020 and 2019, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended March 31,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,146	$1,118	3%	(2)%	—%	1%	4%
Reinsurance Solutions	848	788	8	(1)	—	—	9
Retirement Solutions	397	420	(5)	(1)	—	(4)	—
Health Solutions	502	486	3	(2)	—	—	5
Data & Analytic Services	331	336	(1)	(2)	—	—	1
Elimination	(5)	(5)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,219	$3,143	2%	(2)%	—%	(1)%	5%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)	Fiduciary investment income for the three months ended March 31, 2020 and 2019 was $15 million and $19 million, respectively.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows from Operations (Unaudited)

	Three Months Ended March 31,
(millions)	2020	2019	% Change
Cash Provided by Operating Activities	$338	$74	357%
Capital Expenditures Used for Operations	(59)	(57)	4
Free Cash Flows Provided by Operations (1)	$279	$17	1,541%

(1)
Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31,
(millions, except percentages)	2020	2019	% Change
Revenue from continuing operations	$3,219	$3,143	2%

Operating income from continuing operations	$1,033	$872	18%
Amortization and impairment of intangible assets	97	97
Restructuring	—	91
Transaction costs(2)	18	—
Operating income from continuing operations - as adjusted	$1,148	$1,060	8%
Operating margin from continuing operations	32.1%	27.7%
Operating margin from continuing operations - as adjusted	35.7%	33.7%

	Three Months Ended March 31,
(millions, except percentages)	2020	2019	% Change
Operating income from continuing operations - as adjusted	$1,148	$1,060	8%
Interest income	2	2	—%
Interest expense	(83)	(72)	15%
Other income (expense):
Other income (expense) - pensions - as adjusted	4	4	—%
Other income (expense) - other	25	(4)	725%
Total Other income (expense) - as adjusted	29	—	100%
Income before income taxes from continuing operations - as adjusted	1,096	990	11%
Income tax expense (3)	212	167	27%
Net income from continuing operations - as adjusted	884	823	7%
Less: Net income attributable to noncontrolling interests	19	17	12%
Net income attributable to Aon shareholders from continuing operations - as adjusted	865	806	7%
Net income (loss) from discontinued operations	(1)	—	(100)%
Net income attributable to Aon shareholders - as adjusted	$864	$806	7%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$3.68	$3.31	11%
Discontinued operations	—	—	—%
Net income attributable to Aon shareholders - as adjusted	$3.68	$3.31	11%
Weighted average ordinary shares outstanding - diluted	234.5	243.7	(4)%
Effective Tax Rates (3)
Continuing Operations - U.S. GAAP	19.3%	15.7%
Continuing Operations - Non-GAAP	19.3%	16.9%
Discontinued Operations - U.S. GAAP	30.7%	—%
Discontinued Operations - Non-GAAP	30.7%	—%

(1)
Certain noteworthy items impacting operating income in the three months ended March 31, 2020 and 2019 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
As part of the proposed combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date which is expected in the first half of 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees required to complete the combination.

(3)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, accelerated tradename amortization, impairment charges and certain transaction costs, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$690	$790
Short-term investments	170	138
Receivables, net	3,554	3,112
Fiduciary assets (1)	12,401	11,834
Other current assets	530	602
Total current assets	17,345	16,476
Goodwill	8,293	8,165
Intangible assets, net	746	783
Fixed assets, net	666	621
Operating lease right-of-use assets	897	929
Deferred tax assets	638	645
Prepaid pension	1,164	1,216
Other non-current assets	533	570
Total assets	$30,282	$29,405

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,549	$1,939
Short-term debt and current portion of long-term debt	1,884	712
Fiduciary liabilities	12,401	11,834
Other current liabilities	1,277	1,086
Total current liabilities	17,111	15,571
Long-term debt	6,227	6,627
Non-current operating lease liabilities	910	944
Deferred tax liabilities	189	199
Pension, other postretirement, and postemployment liabilities	1,655	1,738
Other non-current liabilities	930	877
Total liabilities	27,022	25,956

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,121	6,152
Retained earnings	1,455	1,254
Accumulated other comprehensive loss	(4,409)	(4,033)
Total Aon shareholders' equity	3,169	3,375
Noncontrolling interests	91	74
Total equity	3,260	3,449
Total liabilities and equity	$30,282	$29,405

(1)	Includes cash and short-term investments of $5,194 million and $5,154 million for the periods ended March 31, 2020 and December 31, 2019, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(millions)	2020	2019
Cash flows from operating activities
Net income	$791	$676
Less: Net income (loss) from discontinued operations	(1)	—
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(25)	(4)
Depreciation of fixed assets	41	40
Amortization and impairment of intangible assets	97	97
Share-based compensation expense	76	89
Deferred income taxes	(6)	(25)
Change in assets and liabilities:
Fiduciary receivables	(808)	(609)
Short-term investments — funds held on behalf of clients	(237)	(541)
Fiduciary liabilities	1,045	1,150
Receivables, net	(543)	(458)
Accounts payable and accrued liabilities	(275)	(454)
Restructuring reserves	(60)	(25)
Current income taxes	141	118
Pension, other postretirement and postemployment liabilities	(41)	(54)
Other assets and liabilities	141	74
Cash provided by operating activities	338	74
Cash flows from investing activities
Proceeds from investments	6	12
Payments for investments	(43)	(14)
Net sales (purchases) of short-term investments — non-fiduciary	(38)	41
Acquisition of businesses, net of cash acquired	(334)	(15)
Sale of businesses, net of cash sold	30	6
Capital expenditures	(59)	(57)
Cash used for investing activities	(438)	(27)
Cash flows from financing activities
Share repurchase	(463)	(100)
Issuance of shares for employee benefit plans	(112)	(98)
Issuance of debt	2,060	871
Repayment of debt	(1,341)	(694)
Cash dividends to shareholders	(102)	(96)
Noncontrolling interests and other financing activities	40	(23)
Cash provided by (used for) financing activities	82	(140)
Effect of exchange rates on cash and cash equivalents	(82)	37
Net decrease in cash and cash equivalents	(100)	(56)
Cash and cash equivalents at beginning of period	790	656
Cash and cash equivalents at end of period	$690	$600